UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2014

Stanley Furniture Company, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-14938	54-1272589

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 North Hamilton Street, No. 200 High Point, North Carolina	27260

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (336) 884-7700

________________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 7, 2014 the Company entered into a Separation Agreement and General Release with Mr. Goldstein (the “Agreement”) in connection with Mr. Goldstein’s previously reported resignation as the Company’s Chief Operating and Financial Officer and as  a director of the Company, effective August 11, 2014 .  The Agreement provides for the following:  (i)  a lump sum payment of two months of his base salary as of his date of resignation and continuation of his base salary for an additional seven months from the date of resignation, (ii)  pro rata vesting of restricted stock awards granted before 2014 from the date of grant until December 31, 2014 together with vesting of 25% of the time-vested restricted stock awards granted in 2014, (iii) continuation of health benefits for up to nine months from the date of resignation (subject to termination if Mr. Goldstein obtains employment under which he is entitled to health benefits), (iv) a release by Mr. Goldstein of all claims against the Company, (v) covenants by Mr. Goldstein not to compete, solicit employees or customers for 12 months from the date of resignation, and (vi) confidentiality and non-disparagement covenants.  The Agreement is subject to a seven day revocation period that expires August 14, 2014.

In connection with Mr. Goldstein’s resignation from the Board of Directors, the Board, pursuant to the Company’s Bylaws, has reduced the size of the Board by one director, for a total of four directors, effective upon Mr. Goldstein’s resignation.

The foregoing description of the Agreement is qualified in its entirety by reference to the Separation Agreement and General Release, dated August 7, 2014, between the Company and Micah S. Goldstein, attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

(d) Exhibits

10.1

Separation Agreement and General Release, dated August 7, 2014, between the Company and Micah S. Goldstein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

   STANLEY FURNITURE COMPANY, INC.

Date: August 8, 2014

By:  /s/Micah S. Goldstein

       Micah S. Goldstein

Chief Financial Officer

(Principal Financial and Accounting Officer)